REEBOK INTERNATIONAL LTD.
(Amounts in Thousands)

Exhibit 12 - Statement RE: Computation of Ratio of Earnings to Fixed Charges

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                                   1994     1993      1992      1991      1990
                                   ____     ____      ____      ____      ____

Earnings
  Pretax income                $408,472 $363,247  $257,964  $389,886  $294,835
  Add:
    Interest on indebtedness     16,515   25,021    20,080    29,295    18,857
    Amortization of debt
     discount and issuance
     costs                        1,914    1,368     1,914     1,741        96
    Interest on letters of
     credit included in cost
     of goods sold                   40        -        40        87     1,503
    Portions of rent
     representative of the
     interest factor              6,764    7,876     6,764     5,393     4,297
                                _______  _______   _______   _______   _______

    Income as adjusted         $433,705 $397,512  $286,762  $426,402  $319,588
                                =======  =======   =======   =======   =======



Fixed Charges
  Interest on indebtedness      $20,080  $25,021   $20,080   $29,295   $18,857
  Amortization of debt
   discount and issuance
   costs                          1,914    1,368     1,914     1,741        96
  Interest on letters of
   credit included in cost
   of goods sold                     40        -        40        87     1,503
  Portions of rent
   representative of the
   interest factor                6,764    7,876     6,764     5,393     4,297
                                -------  -------   -------   -------   -------

  Fixed charges                 $28,798  $34,265   $28,798   $36,516   $24,753
                                =======  =======   =======   =======   =======



  Ratio of earnings to
   fixed charges                   15.1     11.6      10.0      11.7      12.9
                                =======  =======   =======   =======   =======


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